FORM OF

MULTIPLE CLASS PLAN

on behalf of

Franklin Payout 2017 Fund

This Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees (the “Board”) of FRANKLIN FUND ALLOCATOR SERIES (the “Investment Company”), including a majority of the Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Investment Company, for its series named above (the “Fund”).  The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund, the Fund and the Investment Company as a whole.  The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund.

1.                  The Fund publicly offers two classes of shares, known as Class R6 Shares and Advisor Class Shares.

2.                  Class R6 Shares and Advisor Class Shares are not subject to any front-end sales charges.

Class R6 Shares and Advisor Class Shares are not subject to any CDSC.

            No Rule 12b-1 Plan has been adopted on behalf of Class R6 Shares or Advisor Class Shares and, therefore, Class R6 Shares and Advisor Class Shares shall not be subject to deductions relating to Rule 12b-1 fees.

3.                  With respect to transfer agency fees and expenses, the Investment Company, on behalf of the Fund, has entered into an Amended and Restated Transfer Agent and Shareholder Services Agreement (the “Agreement”) with respect to the Fund’s classes of shares for the provision of various transfer agency and shareholder services.  Under the Agreement, fees and expenses (including out of pocket expenses) for such services are incurred separately for: (i) Advisor Class Shares (the “Original Classes”) as a group (which includes beneficial owner servicing fees and networked account servicing fees); and (ii) Class R6 Shares (which does not incur beneficial ownership services and network account servicing fees).

4.                  All fees and expenses incurred by the Fund, other than Rule 12b-1 fees and transfer agency fees and expenses (including out of pocket expenses), as described above, are Fundwide Expenses (as that term is defined in Rule 18f-3 under the 1940 Act).  The transfer agency fees and expenses (including out of pocket expenses, beneficial owner servicing fees and networked account servicing fees) incurred by the Original Classes are treated as Fundwide Expenses with respect to the Original Classes only, and the transfer agency fees and expenses (including out of pocket expenses) incurred by Class R6 Shares are borne solely by the holders of Class R6 Shares.  For purposes of these expense allocations, the specific fees or expenses incurred under a particular Rule 12b-1 Plan or under the Agreement include any fees or expenses directly associated with such Rule 12b-1 Plan or Agreement, including proxy preparation and solicitation expenses or similar expenses related to any shareholder vote related thereto.

5.                  The only difference in expenses as among the Original Classes, together as a group on the one hand, and the Class R6 Shares, on the other shall relate to differences in transfer agent and shareholder services expenses, as described above.  The only difference among the Original Classes shall relate to differences in Rule 12b-1 Plan expenses, as described in the applicable Rule 12b-1 Plans; however, to the extent that the Rule 12b-1 Plan expenses of one class are the same as the Rule 12b-1 Plan expenses of another class, such classes shall be subject to the same expenses.

                                                                                               1

Multiple Class Plan – Franklin Payout 2017 Fund

6.                  There shall be no conversion features associated with the Class R6 and Advisor Class Shares.

7.                  Shares of Class R6 and Advisor Class may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund’s prospectus and SAI, as may be amended from time to time, to the extent permitted by the 1940 Act, and the rules and regulations adopted thereunder.

8.                  Each class will vote separately with respect to any Rule 12b-1 Plan related to, or which now or in the future may affect, that class.

9.                  All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

10.              I, Karen L. Skidmore, Vice President and Secretary of the Investment Company, do hereby certify that this Multiple Class Plan was adopted on behalf of the Franklin Payout 2017 Fund by a majority of the Board members of the Investment Company, including a majority of the independent Board members, on February 24, 2015.

_______________________

Karen L. Skidmore

Vice President & Secretary

                                                                                               2

Multiple Class Plan – Franklin Payout 2017 Fund